Exhibit 10.2

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

TRANSITION SERVICES AND SUPPLY AGREEMENT

          This Transition Services and Supply Agreement (this “Agreement”) is made and entered as of September 6, 2011 (the “Effective Date”), by and between, Medtronic, Inc., a Minnesota corporation (“Licensor”), and Urologix Inc., a Minnesota corporation (“Licensee”; Licensor and Licensee being sometimes individually referred to as a “Party” and collectively as the “Parties”).

          WHEREAS, Licensor and Licensee entered into that certain License Agreement of even date herewith (the “License Agreement”) pursuant to which Licensor, among other things, granted to Licensee an exclusive license under Licensor’s intellectual property relating to Licensor’s minimally-invasive radio-frequency treatment for symptomatic benign prostatic hyperplasia (“BPH”) (the “Prostiva RF Therapy System”) in the field of radio frequency treatment of the prostate, including without limitation, the treatment of BPH;

          WHEREAS, prior to the Effective Date, Licensor was in the business of developing, manufacturing, marketing, selling and distributing components for the Prostiva RF Therapy System (the “Prostiva Business”), and after the Effective Date, Licensee wishes to manufacture, market, sell and distribute the Prostiva RF Therapy System, but in order to do so requires certain transition services from Licensor; and

          WHEREAS, Licensee will act as Licensor’s interim distributor of the products and components identified on Exhibit E to the License Agreement (the “Products”) pursuant to the terms and conditions set forth on Schedule B hereto (the “Interim Distribution Agreement”); and

          WHEREAS, to allow Licensee an opportunity to reach agreement with Licensor’s suppliers regarding direct supply of the Products, and to facilitate Licensee’s marketing and sale of the Products, the Parties deem it necessary and appropriate for Licensor to consign to Licensee certain finished goods inventory, and, if necessary, for Licensor to order and purchase certain products from certain suppliers of Licensor on Licensee’s behalf, all of the foregoing in accordance with the terms and conditions of this Agreement; and

          WHEREAS, in order to assist Licensee with the orderly transition of the Prostiva Business, Licensor agrees to provide certain transition services, and Licensee agrees to receive such services pursuant to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1
DEFINITIONS

          1.1          Defined Terms. Capitalized terms contained herein but not otherwise defined herein shall have the meanings ascribed them in the License Agreement. Other terms defined in the text of this Agreement shall have the following meanings or the meanings ascribed to them in body of this Agreement:

(a)          “Applicable Law” shall mean the applicable laws, rules, regulations, including but not limited to any guidelines or other requirements of any Regulatory Authority in the relevant country, and industry guidelines or codes of conduct, that may apply to the review and analysis of safety reports, the communication of safety reports to Regulatory Authorities and the maintenance of records relating to safety reports of the Products.

(b) “Licensee Awareness Date” shall mean the date on which Licensee Becomes Aware of a reportable event.

(c) “Licensor Awareness Date” shall mean the date on which Licensor Becomes Aware of a reportable event.

(d) “Licensee Becomes Aware” shall mean that a Licensee employee has acquired information that reasonably suggests that a Product-related event has occurred.

(e) “Licensor Becomes Aware” shall mean that a Licensor employee has acquired information that reasonably suggests that a Product-related event has occurred.

(f)           “Regulatory Authority” shall mean any applicable federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Products in the relevant country.

(g)          “Regulatory Transfer” shall mean, for the United States, the US Regulatory Transfer; for countries of the European Union, the EU Regulatory Transfer; and for the rest of the world, the OUS/OEU Regulatory Transfer. Unless otherwise specifically noted, references to the “Regulatory Transfer” herein are intended to cover any of the foregoing.

(h)          “Product Complaint” shall mean any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a medical device that has been placed on the market.

(i) “Valid Report” means a complaint entry form approved by Licensor for purposes of expedited reporting to Regulatory Authorities.

1.2 Other Definitional Provisions.

(a)          The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)          References to a “schedule” are, unless otherwise specified, to one of the schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d) The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

(e)          The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) All references to time shall refer to Minneapolis, Minnesota time.

ARTICLE 2
TRANSITION SERVICES

          2.1          Costs and Responsibilities. Each of Licensor and Licensee shall, from and after the Effective Date assume those responsibilities and related costs assigned to it as specifically provided in (a) this Agreement, including without limitation, as set forth in the Transition Services Plan attached as Schedule A (the “Transition Plan”), the Interim Distribution Agreement attached as Schedule B, the Regulatory Transition Plan attached as Schedule C, and the Quality Agreement attached as Schedule D) (b) the License Agreement, (c) the Acquisition Option Agreement, and (d) the Asset Purchase Agreement, all in accordance with the terms and conditions set forth herein and therein, for the manufacturing, sourcing, operation, regulatory compliance, and quality requirements of the Prostiva Business.

          2.2          Transition Responsibilities.

(a) Transition Services During Initial Term.

          (i)          Licensor shall, with Licensee’s good faith cooperation, provide those transition services as specifically set forth in this Agreement and the applicable Schedules hereto (“Transition Services”) in accordance with Applicable Laws and in the manner and for the periods of time described therein.

          (ii)          Licensor shall provide such Transition Services until the date that is one (1) month following the date that Licensor completes the 510(k) Work, as defined in Section 4.1 hereof (the foregoing period shall be hereinafter referred to as the “Initial Term”). Notwithstanding the foregoing, if Licensee has not obtained the necessary regulatory clearances and permits to sell the Products in the United States under Licensee’s own quality system and labeling (“US Regulatory Transfer”) by the earlier of (i) April 30, 2012, or (ii) the date that is six (6) months following Licensor’s initial submission of the 510(k) Notification referred to in Section 4.1(a) hereof, a “Major Challenge” (as defined below) shall be deemed to have occurred under Section 4.1(d) below.

          (iii)          The Transition Plan may be revised from time to time upon the mutual written agreement of Licensor and Licensee. Licensee acknowledges that Licensor’s ability to perform the Transition Services depends in part on Licensee’s full and timely performance and cooperation, and as such, Licensee agrees to fulfill its responsibilities and obligations with respect to the Transition Plan, to comply with Applicable Laws, and to cooperate in good faith with Licensor in the provision of Transition Services hereunder.

          (iv)          Licensee shall pay Licensor a fee of $30,000 per month (the “Monthly Fee”) beginning in the second month following the Effective Date for the performance of Transition Services for each month until the earlier of (x) the expiration of the Initial Term or (y) one month following the last of the US Regulatory Transfer or the EU Regulatory Transfer.

          (v)          Further, in the event that Licensor is required to pay a Person (other than Licensor, its Affiliates, or contracted employees) to perform required Transition Services that are not anticipated by the Transition Plan, not related to the 510(k) Work, or not due to Licensor’s failure to perform under this or any of the Transaction Documents (“Third Party Costs”), Licensor shall consult with Licensee to explore cost-savings measures with regard to those Third Party Costs. Following such consultation and incurring of such Third Party Costs, Licensor shall provide Licensee reasonable evidence of the Third Party Costs associated therewith. Licensor shall invoice Licensee for the foregoing Monthly Fees and Third Party Costs on a monthly basis, and Licensee shall pay each such invoice within thirty (30) days following the date thereof. Licensee shall reimburse Licensor for Third Party Costs up to an aggregate maximum of [ * * * ] during the Initial Term. If and once Third Party Costs have exceeded [ * * * ] during the Initial Term, Licensee shall have the option to terminate this Agreement pursuant to Section 9.2(c) hereof in lieu of incurring further Third Party Costs. In the event of such a termination, Licensor shall promptly refund to Licensee an amount equal to $250,000 (the “Excessive Third Party Costs Refund”). Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d) hereof, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. As further described in Section 9.2(c) hereof, the Excessive Third Party Costs Refund and the foregoing termination right shall be the sole remedy available to Licensee for excessive Third Party Costs described herein, and neither party shall have any liability to other party or shall suffer any consequences as a result of Licensee’s termination pursuant to this Section, except as explicitly set forth in this Section 2.2(a)(v) or Section 9.2(c) hereof.

(b)          Services After Initial Term. Licensee may ask Licensor to provide Licensee with additional services following the expiration of the Initial Term, in which case Licensor may agree to do so, as determined in Licensor’s discretion, at a fee equal to $200 per hour.

          2.3          Taxes. Prices and charges on the Transition Plan, or as otherwise agreed to pursuant to Section 2.2 hereof, do not include any applicable sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority.

          2.4          Document Delivery. Subject to the terms and conditions of this Agreement, during the Initial Term, Licensor shall provide Licensee (i) copies of design specifications, drawings, bills of material, engineering and documentation used in connection with the Prostiva Business as contemplated in the Transition Plan, and (ii) sales and promotional literature, artwork, other sales and marketing materials, and customer lists used in connection with the Prostiva Business, as such materials are described in Exhibit C of the License Agreement.

          2.5          Employees. On or promptly after the Effective Date, Licensee shall offer to employ all eight (8) employees listed on Schedule 2.5 (the “Designated Employees”) with compensation structures substantially similar to those in existence on the Effective Date as well as substantially similar job duties and responsibilities. Licensee shall also give each Designated Employee who accepts employment with Licensee full credit for all years of service accrued by such employee as of the Effective Date, subject to the terms of Licensee’s benefit plans and policies. Licensor shall assist Licensee in its efforts to hire the Designated Employees, but cannot guarantee their hiring. Further, none of Licensor, its Affiliates, nor VidaMed may solicit employment with the Designated Employees for a period of six (6) months from the Effective Date.

ARTICLE 3
SALE OF PRODUCTS

          3.1          Exclusive Distributor of Products in the United States. As of the Effective Date, Licensor hereby appoints, and Licensee hereby agrees to act as Licensor’s exclusive United States (excluding Puerto Rico) distributor of the Products in compliance with the terms and conditions of the Interim Distribution Agreement set forth in Schedule B. Licensee will operate as Licensor’s exclusive interim distributor of the Products in the United States (excluding Puerto Rico), and will be permitted to sell such products under Licensor’s regulatory approvals and clearances until the date of US Regulatory Transfer. For the avoidance of doubt, any alleged breach by Licensee of the terms and conditions of the Interim Distribution Agreement shall be subject to the provisions of this Agreement.

3.2 Sale of Products Outside of the United States.

(a) European Union.

     (i)          After the Effective Date, Licensor shall continue to sell Products in the European Union (EU) either directly or through its distribution network until the date that is three (3) months following the Effective Date hereof (the “Licensor EU Transition Period”); provided, however, that in the event Licensor is unable able to orderly dissolve or terminate its distribution arrangement in a given territory of the EU so as to minimize its financial loss related thereto during the Licensor EU Transition Period, Licensor shall provide Licensee with notice thereof and of a reasonable extension of the Licensor EU Transition Period with respect to any such territory. If, during the Licensor EU Transition Period, as extended (if applicable), Licensor sells more than 300 handpieces in the European Union, Licensor will provide Licensee with a credit toward the second License Fee payment referred to in Section 3.1 of the License Agreement equal to fifty percent (50%) of the gross profit on those units sold in excess of 300, which gross profit shall be calculated by subtracting the transfer price of each such Product as set forth in Schedule 5.5 hereof, from the net sales amount of each such Product.

     (ii)        After the Licensor EU Transition Period has expired, as determined on a territory-by-territory basis, Licensee shall be entitled to distribute the Products in each such territory on an exclusive basis pursuant to the terms and conditions set forth in the Interim Distribution Agreement set forth in Schedule B until the earlier of (1) the time that Licensee obtains the necessary regulatory approvals and permits to sell the Products in the European Union under Licensee’s own quality system and labeling in accordance with the Transition Plan and Regulatory Transition Plan described below (“EU Regulatory Transfer”), or (ii) April 30, 2012 (the “Licensee EU Transition Period”). After the Licensee EU Transition Period has expired, Licensee shall be free to sell Products in the EU, subject to receipt of necessary regulatory approvals and permits.

(b) Outside of the US and the EU.

     (i)     After the Effective Date, Licensor shall continue to sell Products outside of the United States and the EU either directly or through its distribution network until the date that is three (3) months following the Effective Date hereof (the “Licensor OUS / OEU Transition Period”); provided, however, that in the event Licensor is unable to orderly dissolve or terminate its distribution arrangement in a given territory so as to minimize its financial loss related thereto during the Licensor OUS / OEU Transition Period, Licensor shall provide Licensee with notice thereof and of a reasonable extension of the Licensor EU

Transition Period with respect to any such territory. Licensor shall not be obligated to make any payments to Licensee as a result of, and Licensee will have no obligation to provide any Product or support for, Licensor’s sales during the Licensor OUS / OEU Transition Period.

     (ii)          After the Licensor OUS / OEU Transition Period has expired, as determined on a country-by-country basis, Licensee shall be entitled to distribute the Products in each such country on an exclusive basis pursuant to the terms and conditions set forth in that Interim Distribution Agreement set forth in Schedule B until the earlier of (1) the time that Licensee obtains the necessary regulatory approvals, clearances and permits to sell the Products in each such territory under Licensee’s own quality system and labeling in accordance with the Transition Plan and Regulatory Transition Plan described below (“OUS / OEU Regulatory Transfer”), or (2) the date that is one (1) month following the date of EU Regulatory Transfer (the “Licensee OUS/ OEU Transition Period”). After the Licensee OUS / OEU Transition Period has expired with respect to a territory outside of the EU or the United States, Licensee shall be free to sell Products in such territory subject to receipt of necessary regulatory approvals, clearances and permits.

3.3 Product Warranties.

(a) Repair and Service of Damaged Products.

          (i)          Financial Responsibility for Repairs and Services. With respect to Products sold by Licensor prior to, on or after the Effective Date in accordance with Sections 3.1 or 3.2 above, which are under written warranty, Licensor agrees to be financially responsible for the actual costs related to repair and service of such Products, and in accordance with, Licensor’s written warranties to the extent such costs are not reimbursed by the manufacturers of such Products. With respect to Products sold after the Effective Date by Licensee, Licensee agrees to be financially responsible for the actual costs related to repairs and service of Products under, and in accordance with, Licensee’s written warranties to the extent such costs are not reimbursed by the manufacturers of such Products. With respect to Products received by either party for repair or service which are not under written warranty (regardless of who sold such Product), Licensee will be financially responsible for the actual costs related to repairs and services of such Products. In the event that Licensor receives Products for repair or service that are not under written warranty from a customer in a country in which Licensee is distributing the Products, and Licensor performs repairs or services related thereto in the ordinary course, Licensee will reimburse Licensor for its direct costs related thereto.

(ii) Performance of Repairs and Services. With respect to the performance of repairs and services for Products after the Effective Date

(regardless of whether such Products are under any warranty), Licensor shall be responsible to perform or have performed such warranty obligations until such time as Product repair and service capabilities have been transferred to Licensee pursuant to the Transition Plan; provided, however, that in no event shall Licensee or Licensor be entitled to augment or expand the terms of Product warranties beyond the terms and conditions first offered by Licensor for such Products sold by Licensor before such transfer has occurred. Once such transfer has occurred, Licensee shall be responsible to perform or have performed the repairs and services for the Products.

          (b)     Limited Returns for Certain Products. For a period of 90 days following the Effective Date, Licensor shall only accept the return by customers of Products sold by Licensor in the United States prior to the Effective Date up to a maximum of one hundred (100) units, provided that such Products must be undamaged and have greater than 4 months of shelf-life remaining at the time of return. In addition, Licensor shall only accept the foregoing limited returns on the condition that (i) Licensee agrees that it will not sell any Products to such customers for a period of 90 days after the applicable return date, and (ii) any such returned Product will be consigned to Licensee under Article 5.

          (c)      Manufacturers’ Warranties. Licensor and Licensee shall each have the rights described in the letter agreement with MediVision, Inc. dated August 16, 2011, the letter agreement with The MedTech Group, Inc. dated August 29, 2011, and the letter agreement with Bovie Medical Corporation dated August 31, 2011, in each case with respect to, among other things, the Parties’ rights under manufacturers’ warranties related to the Products.

ARTICLE 4
REGULATORY TRANSITION; QUALITY AGREEMENT

4.1 Regulatory Transition Plan.

(a) Generally.

          (i)          Subject to the Transition Plan, the Regulatory Transition Plan set forth on Schedule C (the “Regulatory Transition Plan”) and the Quality Agreement set forth in Schedule D (the “Quality Agreement”), Licensee will be responsible for achieving US Regulatory Transfer and all other necessary marketing approvals at its own expense and as soon as possible after Licensor completes the 510(k) Work (as defined below); provided that, Licensor will prepare and file at its own expense an appropriate 510(k) Notification, close out open FDA comments and letters to the file regarding the Products, and pursue achieving 510(k) clearance, including but not limited to responding to FDA questions (the “510(k) Work”) during the Initial Term in accordance with the Transition Plan and the schedule attached hereto as Schedule 4.1(a) which outlines the scope of such work (the “510(k) Work Schedule”), and subject to Section 4.1(d) below. Licensor and Licensee will work together to complete the 510(k) Work and the US Regulatory Transfer in accordance with the Transition Plan and the 510(k) Work Schedule (subject to Section 4.1(d) below).

          (ii)          Nothing in this Agreement, the License Agreement, the Acquisition Option Agreement or the Asset Purchase Agreement (collectively the “Transaction Documents”), shall be interpreted to transfer or grant Licensee any of Licensor’s rights to sell, distribute or have distributed Products in any jurisdiction where such activities would be prohibited, except in accordance with the Interim Distribution Agreement or through appropriate regulatory approvals, clearances or permits obtained by Licensee pursuant to the Transition Plan, the Regulatory Transition Plan and the Quality Agreement. Licensee and Licensor acknowledge and agree that the Transition Plan, the 510(k) Work Schedule, the Regulatory Transition Plan and the Quality Agreement are working documents that have been prepared by Licensor and Licensee to reflect their current intentions regarding the transition of regulatory approvals and clearances. Nothing in the Transition Plan, 510(k) Work Schedule, Regulatory Transition Plan or Quality Agreement shall be interpreted as expanding or diminishing representations, warranties and covenants of the Parties that are made pursuant to any of the other Transaction Documents, except only with respect to, and only to the extent of, commitments of each party that are specifically described in the Transition Plan, 510(k) Work Schedule, Regulatory Transition Plan or Quality Agreement. In the event of a conflict between the terms of the Transition Plan, the 510(k) Work Schedule, the Regulatory Transition Plan or the Quality Agreement, on the one hand, and this Agreement or any of the other Transaction Document, on the other hand, the terms of this Agreement and the other Transaction Documents shall control.

          (b) Recalls and Field Actions. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall (i) have the authority to make all decisions regarding recalls and field actions and responses thereto with respect to the Products in such countries, and (ii) be responsible for performing or having performed the necessary corrective actions and management activities in response to such recall or field corrective action, subject to Section 4.1(d) below. Licensee will provide field resources to support Licensor in the performance of the above-described activities, as directed by Licensor and all in accordance with the Transition Plan. Notwithstanding the foregoing, each party will be financially responsible for the direct costs of supporting the recall or corrective action with respect to Products such party sold regardless of whether the applicable Regulatory Transfer has occurred (but subject to Section 4.1(d)); provided, however, that in the event that Licensee assists Licensor with Products sold by Licensor by providing field resources in response to a recall or field action as directed by Licensor, Licensor will reimburse Licensee for Licensee’s reasonable out-of-pocket expenses related thereto, subject to the provision of competent documentation thereof.

          (c)          Product Changes. Subject to Section 4.1(d) below with respect to Major Challenges, in the event of routine Product changes, Licensor shall be responsible for performing the necessary engineering and supply management activities until such time as US Regulatory Transfer occurs, and Licensee shall provide support related thereto, all in accordance with the Transition Plan. Each Party shall bear its own costs in performing such activities.

(d) Major Challenges.

              (i)          Notwithstanding anything to the contrary in this Agreement, and in addition to the deemed Major Challenge set forth in Section 2.2(a) above, in the event that after the Effective Date but prior to US Regulatory Transfer, any of the following occur, it shall be considered to be a “Major Challenge” hereunder:

a) Licensor is unable to ship or allow shipment of Product for [ * * * ] days or more due to safety concerns;

b) a new clinical trial involving the Product is required by the FDA;

                 c)          Product recalls, field actions, Product changes or other similar Product activities required by Applicable Law or any Regulatory Authority, including without limitation, by the FDA in connection with the 510(k) Work or US Regulatory Transfer, are necessary and which (x) cost or are reasonably expected to cost, individually or in the aggregate, [ * * * ] or more, the calculation of which shall exclude any Monthly Fees and Third Party Costs paid by Licensee to Licensor, or (y) individually or in the aggregate, are reasonably expected to take longer than six (6) months to address; or

                 d)          currently unforeseen problems that must be addressed by Licensor under Applicable Law to perform the Transition Services in accordance with the provisions of this Agreement which (x) cost, or are reasonably expected to cost, individually or in the aggregate, [ * * * ] or more, the calculation of which shall exclude any Monthly Fees and Third Party Costs paid by Licensee to Licensor, or (y) individually or in the aggregate, are reasonably expected to prevent US Regulatory Transfer from occurring by the earlier of, April 30, 2012, or the date that is six (6) months following Licensor’s submission of the 510(k) Notification referred to in Section 4.1(a) hereof.

(ii) In the event of a Major Challenge:

a) Licensor shall have the first option to determine in its reasonable discretion whether it elects to do the work and incur the costs necessary to respond to the Major Challenge (the “Major Challenge Option”);

          b)          In the event that Licensor elects not to exercise the Major Challenge Option, then Licensee shall have thirty (30) days to notify Licensor in writing whether it elects to exercise such Option at its own expense (the “Option Notice”), subject to the terms set forth herein. As soon as reasonably practicable following the receipt by Licensor of an Option Notice indicating the Licensee elects to exercise the Major Challenge Option, (1) Licensor will cease the 510(k) Work and will transfer such work to Licensee to the extent possible under Applicable Law, (2) Licensor will provide up to eighty (80) hours of regulatory or engineering support related to the 510(k) Work at no cost to Licensee in the month following such the exercise of such option, (3) both Parties will cooperate to complete the Transition Services within one month following the date of the Option Notice, and (4) the obligation for Licensee to pay Licensor the remaining unpaid License Fee under Section 3.1 of the License Agreement (excluding the obligation to pay the Purchase Price under the Asset Purchase Agreement) on the twelve (12) month anniversary of the Effective Date will be automatically waived, subject to the continuing obligations of Licensee pursuant to Section 3.3 of the License Agreement (the “Major Challenge Transition Period”). For the avoidance of doubt, during the Major Challenge Transition Period, each party shall also continue to perform its applicable obligations under this Agreement, including without limitation, the payment obligations set forth under Article 2 hereof. Notwithstanding the foregoing, if the 510(k) Work cannot be transferred to Licensee within six (6) months following the date of the Option Notice, the parties shall discuss alternatives in good faith, and if the parties cannot mutually agree on next steps, the Major Challenge Transition Period shall end and either Party may terminate this Agreement and the other Transaction Documents in accordance with Section 9.2(b) hereof. In addition, if, after six (6) months of the date of the Option Notice, there are countries in which Licensee is distributing Product but with respect to which Regulatory Transfer has not yet occurred, Licensee will cease distributing Products in such country under the applicable Interim Distribution Agreement.

          (iii)          Notwithstanding anything contained herein to the contrary, if neither Party elects to exercise the Major Challenge Option, either Party may terminate this Agreement and the Transaction Documents in accordance Section 9.2(b) hereof. In the event of termination under Section 9.2(b), Licensor shall promptly refund to Licensee an amount equal to $250,000 (the “Major Challenge Refund”). Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d) hereof, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. As further described in Section 9.2(b) hereof, the Major Challenge Refund and the foregoing termination right shall be the sole remedy available to Licensee in the event neither Party elects to exercise the Major Challenge Option, and neither party shall have any liability to other party or shall suffer any consequences as a result of Licensee’s termination pursuant to this Section, except as explicitly set forth in this Section 4.1(d)(iii) or Section 9.2(b) hereof.

          (e)          Regulatory Reporting. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall be responsible for, with respect to any such country, all of the regulatory reporting related to such Products, and shall incur the costs associated therewith, in accordance with the Transition Plan. After Regulatory Transfer occurs in a given country, Licensee shall be responsible for all regulatory reporting for the Products and for bearing any costs related thereto.

          (f)          Safety Data Reporting and Exchange. In addition to Section 4.1(e) above, after the Effective Date but prior to Regulatory Transfer in a given country, Licensor shall be responsible for reporting the safety data regarding the Products, including reporting Product Complaints, to Regulatory Authorities. The Parties agree to amend this Agreement if reasonably necessary to comply with Applicable Laws, regulatory reporting requirements and obligations imposed by Regulatory Authorities. Licensor will provide Licensee a copy of any Product surveillance reports, including but not limited to Product Complaint trend reports, that are generated during the normal course of business. In addition, Licensor and Licensee agree the following shall apply from the Effective Date until Regulatory Transfer occurs in a given country:

          (i)          Contact Points. Each Party will designate a contact point(s) for the other Party to provide safety data under this Agreement. Each Party will provide the safety data pertaining to the Product that is required to be provided under this Agreement to the other Party’s designated contact point. A Party may change its designated contact point by written notice to the other Party’s most recently identified contact point. The Parties’ initial designated contact points shall be as set forth in Schedule 4.1(f) (the “Contact List”).

          (ii)          Exchange of Safety Data. Within 24 hours from the Licensee Awareness Date of a Product Complaint, Licensee will send by secure email a Valid Report(s) to Licensor for any Product Complaint(s) identified by Licensee as Product-related, that reference a Product or that, in Licensee’s reasonable judgment, appear to involve a Product (collectively, “Product Complaint”). In addition, Licensee will immediately provide to Licensor any Valid Reports that were not initially reported as being Product Complaints but that Licensee later reasonably determines to be Product related. If Licensee believes that there is a safety issue that could result in a Serious Adverse Event (“SAE”), it will immediately notify Licensor of such issue but in no event shall it notify Licensor later than 24 hours from the Licensee Awareness Date. Licensee agrees to make best efforts to acquire and report as much information as possible in the initial Product Complaint, and when submitting the Valid Report to Licensor, Licensee will provide all information requested on the Valid Report that is reasonably known. Licensor shall be responsible for any follow-up investigation of a Product Complaint. Licensee shall not conduct further investigation of a Product Complaint previously exchanged, except as reasonably requested by Licensor. If Licensor so requests, Licensee agrees to promptly conduct follow-up investigation. Licensee will provide to Licensor in writing the results of such further investigation within the timeframe specified above and shall include the Licensor reference number on the documentation (e.g., PCIR#). In addition, Licensor may request and Licensee agrees to promptly provide review and feedback on all or a portion of all Product Complaints that Licensor intends to include in (but is not limited to) annual reports, final reports and reports to support other regulatory submissions to Regulatory Authorities in connection with the Product. After Licensor has made the appropriate regulatory filings it will email to Licensee copies of those reports for Product Complaints. To facilitate reconciliation of the exchanged data, prior to the time that all Regulatory Transfers have occurred, Licensee will provide to Licensor within the first thirty (30) days of each month contained therein, a monthly listing of all Valid Reports sent to Licensor during the previous month. Information exchanged under this Subsection will be in English, except that translation of materials not originally generated by a Party is not required if translation would be substantially burdensome, and the Party providing the material otherwise makes reasonable efforts to summarize or describe in English the document and its relation to patient safety.

          (iii)          Internal Systems. Each Party will keep an individualized written record of each of its Product Complaints to the extent required under its standard operating procedures (SOPs) and Applicable Law. Each Party will maintain its own SOPs for receiving, investigating, tracking, following up, storing and reporting Product Complaints. Licensor may audit Licensee for compliance with the requirements under this Section 4.1(f) only for cause. Audits will be scheduled in advance and will be conducted during normal business hours.

          (iv)          Regulatory Reports and Requests. From the Effective Date until Regulatory Transfer occurs in a given country, Licensee will send to Licensor by secure email within 24 hours of its receipt, a copy of any correspondence from that country’s Regulatory Authority specifically involving the Product, with the exception that any information not specifically involving the Product may be redacted at Licensee’s discretion. To the extent reasonably possible, Licensee will provide Licensor with a copy of any documentation pertaining to the request and the response to a Regulatory Authority prior to submission of the response for comments. If time constraints make it impossible or unreasonable to provide Licensor with a copy of the response before submission, Licensee will use diligent efforts to notify Licensor of the circumstances and coordinate in good faith with regard to any areas for Licensor’s input. Licensee will not unreasonably reject suggestions by Licensor for changes in the proposed submission. Licensor will use diligent efforts to respond in a reasonable period of time. In addition, Licensee will provide to Licensor a copy of its responses to any Regulatory Authority’s request. After the Regulatory Transfer in any country, Licensee will keep records of all Regulatory Reports and Requests as mandated by Applicable Law, and will provide Licensor with a monthly report summarizing trend analysis and results but only until the date upon which Licensor’s labeled Products are no longer being offered for sale by Licensor or its agents or distributors anywhere in the world.

          (g) Complaint Handling. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall be responsible for the performance of complaint follow-up activities, analysis trending and decision making regarding complaints, and shall bear the costs associated therewith, and Licensee shall be responsible for performing initial customer interaction activities and data collection, and shall bear the costs associated therewith, all in accordance with the Transition Plan. From the date of the applicable Regulatory Transfer in a given country and thereafter, Licensee shall be responsible for performing all complaint handling activities for the Products and bearing any costs related thereto.

          (h) Customer Service, Sales Support, Field Servicing and Technical Services. From and after the Effective Date, subject to the terms and conditions of this Agreement, each Party is responsible for performing customer service activities, sales support activities, field servicing coordination, and technical services activities for the Products described in the Transition Plan. Any costs associated with the foregoing shall be borne solely by the Party who performs the services in accordance with the Transition Plan.

          4.2 Quality Agreement. Licensee and Licensor shall comply in all material respects with the terms of the Quality Agreement set forth in Schedule D. In the event of a conflict between the terms of the Quality Agreement and the balance of this Agreement (other than the Interim Distribution Agreement(s)) or any of the other Transaction Documents, the terms of the balance of this Agreement (other than the Interim Distribution Agreement(s)) and the other Transaction Documents shall control. In the event of a conflict between the terms of the Quality Agreement and the terms of the Interim Distribution Agreement(s), the terms of the Quality Agreement shall control.

ARTICLE 5
CONSIGNMENT INVENTORY

          5.1 Consignment and Use of US Consignment Inventory. As of the Effective Date, Licensor shall consign, and Licensee shall accept (a) the finished goods inventory of Product located in Licensor’s distribution centers or other U.S. field locations which have been manufactured for, or are held or used primarily for, the conduct of the Prostiva Business identified in Schedule 5.1 to this Agreement, and which are new, unexpired and not due to expire within six (6) months of the date of consignment, and (b) Products returned to Licensor in accordance with Section 3.3(b) above (the “US Consignment Inventory”), except for that inventory that Licensor anticipates will be necessary to fulfill orders received from its customers or distributors outside of the United States in accordance with Section 3.2 hereof (the “OUS Consignment Inventory”) during the three (3) month period following the Effective Date (the “Consignment Period”) (The US Consignment Inventory and OUS Consignment Inventory are collectively referred to as the “Consignment Inventory”). Licensee will use the US Consignment Inventory as needed to fulfill orders it receives as Licensor’s distributor of Products pursuant to the terms of the Interim Distribution Agreement. Licensee shall sell Consignment Inventory prior to selling Products received under new purchase orders.

          5.2 Consignment and Use of OUS Consignment Inventory. Upon the expiration of each of the Licensor EU Transition Period and the applicable Licensor OUS / OEU Transition Periods, as determined on a country-by-country basis, Licensee shall accept consignment of any remaining OUS Consignment Inventory that is new, unexpired and not due to expire within six (6) months of the date of consignment and in salable condition which Licensor purchases back from any of its distributors outside of the United States.

          5.3 Shipment of Consignment Inventory. As soon as practicable after the Effective Date, Licensor will make the US Consignment Inventory available and Licensee will arrange for shipment, at Licensee’s expense, of the US Consignment Inventory to Licensee’s facility located at 14405 21st Avenue North, Minneapolis, MN 55447 (the “Facility”). As soon as practicable after the expiration of the Licensor EU Transition Period and each Licensor OUS / OEU Transition Period, as applicable, Licensor will make available and Licensee will arrange and pay for shipping the specified OUS Consignment Inventory to the Facility; provided that Licensee may reject, and will not be obligated to pay for any OUS Consignment Inventory that, upon receipt and inspection following receipt thereof, is not new, is expired (or due to expire within six months of the consignment date) or is not in saleable condition. Licensee must notify Licensor in writing of any rejection of OUS Consignment Inventory within ten (10) business days following receipt thereof, and if Licensee fails to do so, such inventory will be deemed accepted by Licensee. In each case, Licensee shall pay for all shipping costs for Consignment Inventory (other than rejected Consignment Inventory) and for any insurance necessary to cover such Consignment Inventory during shipment but shall not pay for handling.

          5.4 Duration of Consignment Period; Title. For the avoidance of doubt, both the US Consignment Inventory and the OUS Consignment Inventory will be consigned by Licensor for a maximum period of nine (9) months following the Effective Date (the “Consignment Period”). Licensor shall retain title to the US Consignment Inventory and OUS Consignment Inventory until the earlier to occur of (i) Licensee’s removal of any Product from the Consignment Inventory, or (ii) the expiration of the Consignment Period.

          5.5 Price, Reports and Payment. The prices to be paid by Licensee for the Consignment Inventory shall be as set forth on Schedule 5.5 hereof. Licensee shall submit a written report to Licensor within ten (10) business days after the end of each calendar month during the Consignment Period setting forth the number of Product removed from inventory during the previous calendar month, and the number of Products remaining in the Consignment Inventory. Based on such report, Licensor shall issue an invoice for the number of Products removed by Licensee from the Consignment Inventory and Licensee shall pay such invoice within nine (9) months of the fifteenth (15th) day of that month. Within ten (10) business days following the expiration of the Consignment Period, Licensee shall submit a final report to Licensor setting forth the number of Products remaining in the Consignment Inventory (if any). Based on such final report, Licensor shall issue an invoice for the number of Products remaining in the Consignment Inventory and documentation of the invoiced cost to Licensor, at which time title shall have passed to Licensee, and Licensee shall pay such invoice within nine (9) months following the expiration of the Consignment Period.

          5.6 Risk of Loss. Licensee will bear the risk of loss for the Consignment Inventory once it has been shipped to Licensee’s facility as provided in Section 4.3. Once placed on the carrier for shipment, Licensor shall not be liable for any damage or unexplained disappearance of the Consignment Inventory.

ARTICLE 6
SUPPLY OF PRODUCT COMPONENTS

          6.1 Bovie Products. Subject to the terms and conditions of this Agreement and as requested by Licensee, Licensor agrees to place one last time buy order on Licensee’s behalf under that certain Development and Supply Agreement by and between Licensor and Bovie Medical Corporation (“Bovie”) dated September 15, 2003, as amended (“Bovie Agreement”), and Licensee agrees to purchase such requested products (the “Bovie Products”) from Licensor. Licensor’s obligation to place orders under the Bovie Agreement is subject to the terms and conditions thereof, including without limitation, the termination of such agreement. Licensee understands and acknowledges that the Bovie Agreement will terminate on December 31, 2011, and nothing contained herein shall require Licensor to seek modification to the terms and conditions of the Bovie Agreement, including without limitation, extension thereof, or to enter into any new supply agreements with any of Licensor’s previous suppliers or with other third parties in order to fulfill Licensor’s obligations under this Agreement.

          6.2 MedTech Products. Subject to the terms and conditions of this Agreement and as requested by Licensee, Licensor agrees to place orders for handpieces (the “MedTech Products”) on a monthly basis until US Regulatory Transfer occurs on Licensee’s behalf under that certain Manufacturing and Supply Agreement with The MedTech Group, Inc., dated August 6, 2010 (“MedTech Agreement”). Licensor’s obligation to place orders under the MedTech Agreement is subject to the terms and conditions thereof, including without limitation, the termination of such agreement. Nothing contained herein shall require

Licensor to seek modification to the terms and conditions of the MedTech Agreement, including without limitation, extension thereof, or to enter into any new supply agreements with any of Licensor’s previous suppliers or with other third parties in order to fulfill Licensor’s obligations under this Agreement.

          6.3 MediVision Products. Licensor shall assign to Licensee the MediVision, Inc. Sales Orders described in the letter agreement by and among Licensor, Licensee and MediVision, Inc. dated August 16, 2011 (the “MediVision Agreement”), in accordance with the MediVision Agreement.

          6.4 Price. Licensor shall sell Licensee each Bovie Product and MedTech Product ordered by Licensor on Licensee’s behalf pursuant to this Article 6 at Licensor’s invoiced cost. Notwithstanding the foregoing, Licensor may adjust the price of any Bovie Product or MedTech Product for an amount equal to any tax levied on it with respect to the sale, use or delivery of the Bovie Products or MedTech Products, as applicable (other than taxes based upon the income of Licensor), including sales tax, use tax, gross receipts tax, and value added tax, in each case to the extent payable by the Licensor or required to be collected by Licensor. Licensee will arrange for shipping of the Bovie Products and MedTech Products to Licensee’s Facility at Licensee’s expense.

          6.5 Payment. Licensee shall pay all invoices for Bovie Products ordered by Licensor on Licensee’s behalf pursuant to this Article 6 in full within 30 days following date of all such invoices. Licensee shall pay Licensor within 270 days of invoice date for all invoices for MedTech Products received within four (4) months of the Effective Date; thereafter,. Licensee shall pay all invoices for MedTech Products ordered by Licensor on Licensee’s behalf pursuant to this Article 6 in full within 30 days following date of all such invoices.

          6.6 Generators. Promptly following the Effective Date, Licensor, at its own expense, shall transfer, convey, assign and deliver to Licensee at the Facility all right, title and interest to thirty (30) Prostiva generators, which generators shall be [ * * * ].

ARTICLE 7
INTELLECTUAL PROPERTY; CONFIDENTIALITY

          7.1 Intellectual Property. Nothing in this Agreement shall be construed as an assignment or grant of any rights with respect to either party’s intellectual property, or to modify the terms and conditions of any other Transaction Agreement.

          7.2 Confidentiality. All Confidential Information obtained by the parties in connection herewith shall be subject to the parties’ confidentiality obligations under the License Agreement.

ARTICLE 8
PERFORMANCE; REPRESENTATIONS; DISCLAIMER; INDEMNIFICATION

          8.1 Standard of Performance for Services. Each Party shall perform all services pursuant to this Agreement in a commercially reasonable manner. Each Party and its Affiliates, as applicable, will perform services in the manner and the relative level of quality and service consistent in all material respects with those performed by such Party and its Affiliates prior to the date hereof.

          8.2 Representations and Warranties. Licensor represents and warrants that:

(a) Licensor has good title to the Consignment Inventory, free and clear of liens and encumbrances;

(b) Licensor has not extended any written warranty to a customer beyond the written warranties referred to in Section 3.3(a)(i) of this Agreement;

          (c) Licensor has not adulterated or misbranded (within the meanings of the Federal Food, Drug and Cosmetic Act, as amended) the Consignment Inventory or Prostiva generators to be transferred to Licensee under this Agreement; and

(d) All of the Consignment Inventory to be consigned to Licensee hereunder shall be in saleable condition in the ordinary course of business on the date of consignment.

          8.3 No Other Warranty for Products. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, LICENSOR MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS WHICH ARE CONSIGNED, TRANSFERRED OR SOLD TO LICENSEE HEREUNDER. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, THE PRODUCTS ARE CONSIGNED, SOLD OR TRANSFERRED HEREUNDER IN “AS IS/WHERE IS” AND “WITH ALL FAULTS” CONDITION, WITH ALL WARRANTIES AND REPRESENTATIONS BEING EXPRESSLY DISCLAIMED AND WAIVED. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT WITH RESPECT TO ANY MATTER RELATING TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PRODUCTS, THE TRANSFERABILITY OF THE PRODUCTS, THE MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE, ANY IMPLIED WARRANTY OR CONDITION ARISING FROM A COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, ANY IMPLIED WARRANTY OR CONDITION OF DURABILITY OR DESCRIPTION, OR ANY OTHER MATTER OR THING RELATING TO THE PRODUCTS OR ANY PORTION THEREOF.

          8.4 Indemnification.

          (a) Indemnification by Licensee. Pursuant to Section 8.1(a) of the License Agreement, and subject to Sections 2.2(a)(v) and 4.1(d)(iii) of this Agreement, Licensee shall indemnify Licensor, and any other Medtronic Indemnitees, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of the breach by Licensee of any representation or warranty, or the material breach of a covenant, under this Agreement.

          (b) Indemnification by Licensor. Pursuant to Section 8.2(a) of the License Agreement, and subject to Sections 2.2(a)(v) and 4.1(d)(iii) of this Agreement, Licensor shall indemnify Licensee, and any other Urologix Indemnitees, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of the breach by Licensor of any representation or warranty, or the material breach of a covenant, under this Agreement.

          (c) Indemnification as Sole Remedy for Third Party Claims. Other than the equitable relief described in Section 10.13 hereof, the remedies set forth in Sections 2.2(a)(v) and 4.1(d)(iii) hereof, and the termination rights set forth in Section 9.2 hereof, indemnification pursuant to this Section 8.4 shall be a party’s sole remedy for Third Party Claims arising hereunder.

          (d) Contribution. With respect to any Third Party Claim for which both parties have an obligation to indemnify the other pursuant to this Section 8.4, the provisions set forth in Section 8.3 of the License Agreement (Contribution) shall be incorporated herein by reference and shall apply.

          (e) Procedure for Indemnification. The procedures for indemnification set forth in Section 8.4 of the License Agreement (Procedure for Indemnification) shall be incorporated herein by reference and shall apply to any indemnification claims under this Section 8.4.

          (f) Exclusions / Limitations. All claims arising under this Agreement, including but not limited to, direct claims and in the case of indemnification, for Third Party Claims, are subject to the exclusions and limitations set forth in Section 8.6 of the License Agreement (including all of its subsections) and shall be incorporated herein by reference.

ARTICLE 9
TERM AND TERMINATION

          9.1 Term. The term of this Agreement shall commence on the date hereof and shall expire on the twelve (12) month anniversary hereof, except with respect to services expressly agreed to by Licensor in writing to be performed after such period pursuant to the terms of this Agreement (the “Term”), and provided that, if US Regulatory Transfer has not occurred within such twelve (12) month period, this Agreement shall be automatically extended for a period of three (3) months.

          9.2 Termination.

          (a) By Licensor. Except as set forth in this Section 9.2, Licensor may terminate this Agreement in the event Licensee materially breaches this Agreement, including the terms and conditions of the Interim Distribution Agreement and the Quality Agreement, and such breach remains uncured for sixty (60) days’ following written notice from Licensor specifying in detail the claimed breach by Licensee of this Agreement and required corrective action. Licensee shall not be deemed in breach of a particular obligation under this Agreement to the extent Licensee’s performance is delayed or prohibited due to Licensor’s failure to meet Licensor’s obligations under this Agreement.

          (b) By Either Party. Either Party may terminate this Agreement in connection with a Major Challenge only in the specific circumstances set forth in Section 4.1(d)(ii) and Section 4.1(d)(iii) hereof. Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. Except as set forth in Section 4.1(d)(iii) with respect to a termination in connection with Section 4.1(d)(ii) hereof, such a termination shall be the sole and exclusive remedy available to the applicable terminating Party, and neither party shall have any direct liability to the other party or obligation to indemnify the other party, including without limitation pursuant to Section 8.4 hereof or Article 8 of the License Agreement, or shall suffer any consequences as a result of such Party’s decision to terminate pursuant to this Section, except as explicitly set forth herein or in the License Agreement. Notwithstanding the foregoing, in the event of any such termination, (i) the terminating Party shall give the other Party fifteen (15) days’ advance written notice thereof, (ii) during or after such period, the Parties shall meet to discuss and document, in good faith, a plan to unwind the transition of the Prostiva Business from Licensor to Licensee that had occurred prior to the effective date of termination, including without limitation, with respect to the treatment of Consignment Inventory; and (iii) the provisions set forth in Sections 6.4 and 6.5.3 of the License Agreement are incorporated herein by reference and shall apply as set forth therein.

          (c) By Licensee. Licensee may terminate this Agreement in connection with excessive Third Party Costs as described in Section 2.2(a)(v) hereof. Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d), any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. Except as set forth in Section 2.2(a)(v), such a termination shall be the sole and exclusive remedy available to the Licensee, and neither party shall have any direct liability to the other party or obligation to indemnify the other party, including without limitation pursuant to Section 8.4 hereof or Article 8 of the License Agreement, or shall suffer any consequences as a result of such Party’s decision to terminate pursuant to this Section, except as explicitly set forth herein or in the License Agreement. Notwithstanding the foregoing, in the event of any such termination, (i) the Licensee shall give Licensor fifteen (15) days’ advance written notice thereof, (ii) during or after such period, the Parties shall meet to discuss and document, in good faith, a plan to unwind the transition of the Prostiva Business from Licensor to Licensee that had occurred prior to the effective date of termination including without limitation, with respect to the treatment of Consignment Inventory; and (iii) the provisions set forth in Sections 6.4 and 6.5.3 of the License Agreement are incorporated herein by reference and shall apply as set forth therein.

          (d) Inventory. In the event of termination of this Agreement, Licensee shall (i) return to Medtronic all finished goods inventory of Product consigned to it pursuant to this Agreement and (ii) provide Licensor the right to purchase, at Licensee’s cost, all finished goods inventory of Product owned by Licensee which have been manufactured for, or are held or used primarily for, the conduct of the Prostiva Business and which are new, unexpired and not due to expire within six (6) months of the date of termination. In the event Licensor does not exercise its right to purchase the Licensee owned inventory, Licensee shall have an additional 90 days after termination of this Agreement to sell the inventory under the licenses granted in the License Agreement as set forth in Section 6.5.6 of the License Agreement, as if the Interim Distribution Agreement had not terminated.

          (e) Survival. The Parties’ obligations pursuant to Article 7, Article 10 and Sections 2.2(a)(v), 2.3, 4.1(d)(iii), 8.4, and 9.2 hereof, and any other express terms and provisions hereof to be performed by the parties after the termination hereof, shall survive the expiration or termination of this Agreement in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

          10.1          Complete Agreement. This Agreement, including all schedules and exhibits annexed hereto, contain the entire understanding of the Parties hereto with respect to the subject matter contained herein.

          10.2          Waiver and Amendment. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

          10.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, or (iii) when delivered (and receipted for) by an overnight delivery service, or (iv) when first sent by facsimile provided such communication is promptly confirmed, addressed in each case as follows:

If to Licensee:

Urologix Inc.
14405 21st Avenue North
Minneapolis, MN 55447
Attn: Greg Fluet
Fax: 763-475-1443

With a copy to:

Lindquist & Vennum P.L.L.P.
80 S. 8th Street, Suite 4200
Minneapolis, MN 55402
Attention: Charles P. Moorse and Barbara Rummel
FAX No: (612) 371-3207

If to Licensor:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

With separate copies thereof addressed to:

Attention: General Counsel
FAX No.: (763) 572-5459

-and-

Attention: Vice President and Chief Development Officer
FAX No.: (763) 505-2542

Either the Licensor or the Licensee may change the address(es) for the giving of notices and communications to it, and/or copies thereof, by written notice to the other Party in conformity with the foregoing.

          10.4          Expenses. Except as may be expressly provided herein, Licensor and Licensee shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

          10.5          Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced under, the laws of the State of Minnesota without giving effect to its conflict of laws principles.

          10.6          Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in Hennepin County, Minnesota, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

          10.7          Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

          10.8          Assignment. Neither Party shall assign this Agreement, or any right or obligation thereunder, to any third party without the prior written consent of the other Party. This Agreement shall be binding upon and be for the benefit of the Parties and their respective successors and permitted assigns. In the event either Party (the “Assigning Party”) merges or consolidates with another entity or sells substantially all of its assets to another person or entity, or if there is a change in control of the Assigning Party or other corporate reorganization or transaction affecting the Assigning Party (an “Acquisition”), no consent of the other Party shall be required, but this Agreement shall remain in full force and effect and the Assigning Party shall assign and transfer (whether by operation of law or otherwise) this Agreement to the entity with which it has merged or consolidated, the new owners of the assets, the new owners of the Assigning Party or the surviving entity in the reorganization or corporate transaction, as the case may be, and shall cause that entity or person to assume and agree to perform the entirety of this Agreement, but shall remain responsible for its obligations hereunder notwithstanding such assumption.

          10.9          Titles and Headings; Construction. The titles and headings herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

          10.10          Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

          10.11          Illegality. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or implied thereby.

          10.12          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. In the execution of this Agreement, facsimile, scanned or electronically delivered signatures shall be fully effective for all purposes.

          10.13          Remedies. The Parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each Party has the right to seek equitable remedies, including specific performance and enforcement of this Agreement by injunction issued against the other Party, it being understood that both damages and equitable remedies will be proper modes of relief and are not to be considered as alternative remedies.

[Signatures follow]

          IN WITNESS WHEREOF, the parties have executed this Transition Services and Supply Agreement as of the Effective Date.

UROLOGIX INC.

By: /s/ Stryker Warren Jr.

Name: Stryker Warren Jr.
Title: Chief Executive Officer

MEDTRONIC, INC.

By: /s/ Thomas M. Tefft

Name: Thomas M. Tefft
Title: Senior Vice President & President, Neuromodulation

[The following exhibits and schedules are omitted from the copy of this agreement as filed with the Securities and Exchange Commission, but will be furnished supplementally by Urologix, Inc. to the Commission upon request:

Schedule A – Transition Plan
Schedule B – Interim Distribution Agreement
Schedule C – Regulatory Transition Plan
Schedule D – Quality Agreement

Schedule 2.5 – Designated Employees
Schedule 4.1(a) – 510(k) Work Plan
Schedule 4.1(f) – Safety Data Contact Lists
Schedule 5.1(a) – US Consignment Inventory
Schedule 5.5(a) – Transfer Prices]